Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Strategic Partners Mutual Funds, Inc.:

We consent to the incorporation by reference, in this registration statement (No. 333-23017) on Form N-1A, of our report dated December 22, 2006 on the statements of assets and liabilities of Strategic Partners Mutual Funds, Inc. (comprised of Strategic Partners International Growth Fund, Strategic Partners Small-Cap Growth Fund, Strategic Partners Mid-Cap Growth Fund, Strategic Partners Capital Growth Fund, Strategic Partners Concentrated Growth Fund, Strategic Partners Core Value Fund, Strategic Partners Large Cap Core Fund, Jennison Equity Income Fund (formerly, Strategic Partners  Equity Income Fund), Strategic Partners  Balanced Fund, Strategic Partners High Yield Bond Fund, Dryden Money Market Fund (formerly, Strategic Partners Money Market Fund), Dryden Mid Cap Value Fund (formerly, Strategic Partners Mid-Cap Value Fund), hereafter referred to as the “Funds”), including the portfolios of investments, as of October 31, 2006, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. The financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

New York, New York
February 8, 2007